UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
March 31, 2022
Date of report (Date of earliest event reported)
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SEI INVESTMENTS COMPANY
(Exact name of registrant as specified in its charter)
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Pennsylvania	0-10200	23-1707341
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
(Address of Principal Executive Offices and Zip Code)
(610) 676-1000
(Registrant's Telephone Number, Including Area Code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEIC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2022, following the amendment and restatement of the Company’s existing amended and restated By-Laws (as so amended and restated, the “Amended and Restated By-Laws”) as described below in Item 5.03, on March 31, 2022, the Company appointed Ryan Hicke to serve as the Company’s Chief Executive Officer effective June 1, 2022. On that date, the Company entered into an employment agreement with Mr. Hicke (the “Employment Agreement”) with a term from June 1, 2022 through June 1, 2026 (the “Term”).
The Employment Agreement provides that the Company will cause Mr. Hicke to be nominated to the Company’s Board of Directors (the “Board”) and for reelection as a director at every annual meeting of the Company’s shareholders during the Term.
In this regard, also on March 31, 2022, the Board adopted a resolution, pursuant to Section 3.03 of Article III of the Company’s Amended and Restated By-Laws (the “By-Laws”), to increase to seven the number of directors constituting the Board, and elected Mr. Hicke to the Board, effective June 1, 2022, to serve in the class of directors whose term expires at the Company’s Annual Meeting of Shareholders to be held in 2023.
Pursuant to the Employment Agreement, Mr. Hicke will receive (i) an annual salary of $750,000 (which may be increased, but not decreased, during the Term) and (ii) an annual target bonus opportunity of $1,750,000, commencing in fiscal year 2022, based on individual and/or Company performance as determined by the Compensation Committee of the Board (“Compensation Committee”).
Mr. Hicke will receive an initial restricted stock unit grant with respect to 40,000 shares of the Company’s common stock (the “Staking Grant”) under the Company’s 2014 Omnibus Equity Compensation Plan (the “2014 Plan”). The Staking Grant will vest over four years in equal annual installments on the first four anniversaries of March 31, 2022, provided that Mr. Hicke remains employed through the applicable vesting date. Commencing in December 2022, each year during the Term, Mr. Hicke will be eligible to receive annual equity grants under the 2014 Plan (or a successor plan) in such form and on such terms as the Board or Compensation Committee deems appropriate. Under the Employment Agreement, Mr. Hicke’s annual equity grant in December 2022 will be a stock option grant with respect to 100,000 shares, with an exercise price, vesting and other terms similar to the options granted to other senior executives at that time.
Pursuant to the Employment Agreement, Mr. Hicke will receive the following severance benefits if his employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), death or disability and he executes and does not revoke a general release of claims: (i) the accrued obligations as defined in the Employment Agreement; (ii) an amount equal to (x) one and one half times his base salary as of the termination date and (y) one and one half times his annual bonus for the year of termination, payable in payroll installments during the 18-month period following the year of termination; and (iii) accelerated full vesting of the Staking Grant. If Mr. Hicke’s employment is terminated as a result of his death or disability, he will receive (i) the accrued obligations and (ii) accelerated full vesting of the Staking Grant.
Mr. Hicke will be subject to covenants not to compete with the Company or solicit its employees or customers during his employment and for a period of 18 months following termination of employment for any reason, as well as confidentiality covenants.
The Employment Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to Exhibit 99.1.
A press release relating to Mr. Hicke’s appointment, issued April 4, 2022, is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Also on March 31, 2022, the Board approved the amendment and restatement of the Company’s existing amended and restated By-Laws (as so amended and restated, the “Amended and Restated By-Laws”) to create the position of Chief Executive Officer, and to define the definitions of the Chief Executive Officer, as well as to modify certain aspects of the duties of the Chairman and Vice Chairman of the Board and the President of the Company.
The Amended and Restated By-Laws are filed as Exhibit 99.3 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Amended and Restated By-Laws is not complete and is qualified in its entirety by reference to Exhibit 99.3.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Employment Agreement, dated as of March 31, 2022, by and between the Company and Ryan Hicke

99.2	Press Release dated April 4, 2022 of SEI Investments Company

99.3	Amended and Restated By-Laws

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

Date:	April 4, 2022	By:	/s/ Dennis J. McGonigle
Dennis J. McGonigle Chief Financial Officer